EXHIBIT 99(a)


                                     REPORT


                                     ON THE


                               STAR MINERAL CLAIMS
                                 PRINCETON AREA
                        SIMILKAMEEN MINING DIVISION, B.C.

                      LATITUDE 49 DEGREES 38 MINUTES NORTH
                      LONGITUDE 120 DEGREES 38 MINUTES WEST
                           MAP REFERENCE - NTS 92H/10



                                       BY



                             JAMES W. MCLEOD, P.GEO.



                                  ON BEHALF OF



                         PEPPERMILL CAPITAL CORPORATION




JUNE 16, 1998
DELTA, BRITISH COLUMBIA


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                                TABLE OF CONTENTS

                                                                            Page

SUMMARY                                                                        3
INTRODUCTION                                                                   4
LOCATION AND ACCESS                                                            4
TOPOGRAPHICAL AND PHYSICAL ENVIRONMENT                                         4
PROPERTY AND OWNERSHIP                                                         5
HISTORY                                                                        5
REGIONAL GEOLOGY                                                               5
LOCAL GEOLOGY                                                                  6
CONCLUSIONS                                                                    7
RECOMMENDATIONS                                                                8
COST ESTIMATE                                                                  9
CERTIFICATE                                                                   11
REFERENCES                                                                    12


                                   APPENDICES

APPENDIX I - GEOCHEMICAL ANALYSES AND ASSAYS                                  13



                                     FIGURES


1.   LOCATION MAP                                                        AFTER 4
2.   CLAIM MAP                                                           AFTER 5
3.   ADIT ZONE PLAN                                                      AFTER 6




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                                                                               3

                                     SUMMARY

During 1987 the writer examined the area presently covered by the Star mineral claims and conducted preliminary mapping, rock sampling and a reconnaissance very low frequency (VLF-EM) electromagnetic survey. This field information augmented geochemical results obtained from a 1980 soil survey conducted over portions of the present claim area. A number of positive features are recognized from this data which are listed as follows:

1) An excellent geological setting which has produced numerous economically viable situations in the past.

2) The possibility of good underlying rock structure as indicated by the positive results of the VLF-EM test.

3) In places moderate rock alteration is observed which may indicate a hydrothermally active area.

4) Strong preliminary indications of precious and base metal mineralization.


For example, selective samples taken by the writer have returned values up to 2.49% copper, 1.47% zinc, 0.08% lead, 5.20 oz/t. silver and 0.55 oz/t. gold.


A two phase exploration program is recommended for the property. The program is expected to take approximately two months to complete at an estimated cost of $171,000.


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                                                                               4

INTRODUCTION

During 1987 the writer made a number of trips to the Star claim area to conduct property examinations and to perform various preliminary fieldwork programs which are described in this report. The fieldwork included rock exposure mapping and sampling and a preliminary VLF-EM survey. This data added to the information gained from a previous geochemical soil survey conducted during 1980. In 1997 the writer had occasion to again visit the Star mineral claim area.

This report is being prepared at the request of the Directors of Peppermill Capital Corporation.


LOCATION AND ACCESS

The Star mineral claims are situated 20 km. (12 miles) north of the Village of Princeton, British Columbia, Canada. The claim area may be located at latitude 49 degrees 38 minutes north and longitude 120 degrees 38 minutes west on NTS Mapsheet 92WI0. The mineral claims straddle Allison Creek between Borgeson and Dry lakes and the north-south trending Provincial Highway 45.

Access to the property is provided by traveling north from Princeton, B.C. for 20 km. or south from the Town of Merritt, B.C. for 61 km. (37 miles) on Highway,45.


TOPOGRAPHICAL AND PHYSICAL ENVIRONMENT

The Star mineral claims lie in the rather restricted, steep-sided, U-shaped Allison creek valley. The claims cover Bergeson Lake. The elevation of the property ranges from 840 metres (2,750 feet) to 1,200 metres (4,200 feet) mean sea level and is conifer covered by Douglas spruce, western yellow pine (Ponderosa) and lodgepole pine. The area used to be an active logging area. The property lies on the western edge of the Interior Dry belt and as such reflects generally low precipitation, 40 - 60 cm. (I 5 - 25 inches) with a low to moderate amount occurring as snow. The summers are long and warm while



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                                                                        FIGURE 1

                                  MAP LOCATION

                              (Not included herein)





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                                                                               5

the winters are often short, but brief periods of cold weather can occur. The claim area while being quite dry has abundant water close at hand to support either an exploratory drilling program or if the need arises, a production situation.


PROPERTY AND OWNERSHIP

The property consists of eleven, contiguous located two post, lode mineral claims which are listed as follows:

----------                 ------------              ----------                 --------
Claim Name                 No. of Units              Record No.                 Due Date
----------                 ------------              ----------                 --------
Star & Star #1                 2                     353713-14                 February 16
Star #3 - Star #6              4                     353715-18                 February 16
Star #7 - Star #11             5                     356670-74                 June 22
------------------------------------------------------------------------------------------
         TOTAL    11 Units


The claim area totals approximately 238 hectares (587 acres). The claims are owned by Peppermill Capital Corporation of #250 - 1075 West Georgia Street, Vancouver, B.C., V6E 3C9.


HISTORY

The development of the adit (Adit Zone) on the Star mineral claims is not known, but it likely dates from the 1930's when the search for precious metals was at a peak.

The first work recorded on the claim area was for a geochemical soil survey conducted in 1980 for Nufort Resources Inc.

The writer performed preliminary mapping, sampling and a limited VLF-EM in 1987 and since that time no further work has been performed on the claim area.


REGIONAL GEOLOGY

The geology of the general area has been described by Members of the Geological Survey of Canada (GSC) and the British Columbia Ministry of Energy, Mines and Petroleum Resources (BCME), see References for



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                                                                               6

further regional geological information on the area. To summarize, the general area is underlain by the northerly trending occurrence of Upper Triassic aged Nicola Group which is a eugeosynclinal belt of predominantly tuffs and
multi-coloured   lava,   minor   argillite   and   limestone  and  the  possible
contemporaneous Upper Triassic to Lower Jurassic aged plutonic rocks. The next youngest rocks found to occur are the Jurassic or later aged Coast Intrusions which are mainly as granodiorite and quartz monzonite. The next youngest rocks in the general area are those assigned to the Lower Cretaceous aged Kingsvale Group which appear to be aerial to subaerial in depositional environment and which are mainly tuffs, flows and minor sediments. The next youngest rocks seen to occur in the general area are the Miocene or earlier aged Princeton Group rocks which are as vanicoloured andesite and basalt flows and lahars and minor sediments, such as boulder conglomerate, grit sandstone and slitstone. -The youngest rock units observed in the general area are the Pleistocene and Recent valley basalts (gabbro).

The Allison Creek valley in the vicinity of Borgeson Lake apparently is the location of a major northerly trending fault. This fault trends sub-parallel to the Summers creek fault which occurs approximately 6 km. (3.5 miles) to the east. These faults are major features in length (north-south) and in places exhibit considerable lateral extent as major fracture (brecciation) zones which may have had considerable effect on the localization and concentration of mineralization (alteration).


LOCAL GEOLOGY

The portions of the property, so far examined by the writer are underlain mainly by a medium-coarse grained quartz monzonite or granite which are now thought to belong to the Upper Triassic to Lower Jurassic aged Allison Lake plutonic suite which may be contemporaneous with the Nicola volcanic suite which is found as host to so many of the mineral showings and deposits in the general area. A fine grained, dark green crystalline rock is found exposed in a number of places on the property and may be Nicola volcanic occurrences. Also in several places along the eastside of the Adit creek and to the northwest of the Adit Zone is found occurring a very fine grained, black coloured volcanic or dyke rock transecting the enclosing rocks. This dyke may be of gabbroic



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                                                                        FIGURE 2

                                    CLAIM MAP

                              (Not included herein)





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                                                                               7

composition (see sample analyses 2A - Appendix 1) which is seen to be high in nickel, cobalt, chromium and magnesium.

A strong east-west fracture which varied in dip from 10 degrees north to vertical was observed in a number of locations on the property, especially near the creek (Adit) which runs in front of the adit. At the adit a hanging wall shear or fracture of N345/65E trend is evident.

The alteration minerals observed were chlorite, calcite, epidote, sericite and possibly secondary potassium feldspar in some of the fractures or shear zones. Although examination of the induction coupled plasma analyses (ICP) results while rendering limited digestion and subsequent delectability do not indicate a very significant increase in potassium.

Mineralization observed in order of decreasing abundance was pyrite, sphalenite (dark coloured - iron-rich), chalcopyrite and galena and particular note should be made of the occurrence of gold and silver values in some of the samples (see Appendix 1).


CONCLUSIONS

A number of positive features have been revealed about the Star mineral claim area by both the 1980 geochemical soil survey and the preliminary fieldwork performed by the writer in 1987 and these features are listed as follows:

     1) In place sulphide mineralization consisting of pyrite, chalcopyrite, sphalerite and galena are found to carry significant gold and silver values have been identified on the property. The values encountered to date range as high as-. copper - 2.49%; zinc - 1.47%; lead - 0.08%; gold - 0.55 oz/t and silver - 5.20 oz/t.

     2) A number of soil anomalies in the elements copper, zinc, lead and silver were indicated by the 1980 geochemical survey. Many of these anomalies have not yet been explained, but all four elements, copper, zinc, lead and silver appear anomalous in the vicinity of the adit, - only to the south, across the creek. This may indicate a continuation of the mineralization to the south.



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                                                                               8

     3) Favourable geology, structure, alteration and mineralization are evident within the Star mineral claim area and may indicate economic base and precious metal mineralization.

     4) The VLF-EM response along the creek about the Adit Zone suggests conductive causes which are possibly related to mineralization and/or structure which may lead to mineralization. The VLF-EM method should be utilized about known mineralization and soil anomalies. A magnetometer survey should be conducted in conjunction with the VLF-EM survey to assist in sub-surface mapping and the possibility of delineating basic or ultrabasic rock occurrences.

     5) The area covered by the Star mineral claims and particular the area between Borgeson Lake on the north and Dry Lake on the south (see Figure 2) is traversed by what appears to be a deep, well defined fault or faults (Allison and/or "Asp Creek").

It should be kept in mind that regional mapping along the Allison Creek valley (northwest-southeast trend) indicates a number of sub-parallel faults with this same trend i.e. to the north of Allison Lake. Also, topography is suggestive of the possibility of northeast-southwest trending structures which presents the opportunity of there being areas of intersection of faults with different directions of trend. One such possibility is the area on the eastside of the mineral claims in between Borgeson and Dry lakes (see Figure 2).


RECOMMENDATIONS

The writer recommends that the following two phase exploration program be undertaken to thoroughly test the Star mineral claim area for significant base and precious metal mineralization.

Undertaking the Phase 11 program is contingent on the results obtained from the Phase I program.


PHASE I

Geological mapping and prospecting of the entire property. The continuation of the wide-spaced (100 metre x 50 metre) grid. The installation of close-



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                                                                               9

spaced (30 metre x 15 metre) grids about all of the anomalous or mineralized areas. Geochemical soil sampling at both grid spacings with subsequent analyses for copper, zinc, silver and gold with selected analyses for platinum group elements (PGE). Conduct magnetometer and VLF-EM surveys over the gridded areas to assist in sub-surface mapping and to delineate conductors, respectively. Hand trenching should be performed on the anomalous zones, where practical, to explain the cause of the anomalies.


PHASE II

Areas of mineralization and/or coincidently anomalous zones that cannot be checked by hand trenching should be bulldozer trenched where possible. More detailed investigations of such zones or areas of mineralization could be performed by percussion drilling. Some diamond core drilling should be undertaken to provide a continuous geological section and assay data.


COST ESTIMATE

PHASE I

Geological mapping and supervision                                        18,000
Grid installation                                                          9,000
Magnetometer survey with base recording                                   10,000
VLF-EM survey                                                              7,500
Transportation                                                             3,000
Hand trenching                                                             2,500
Room and board                                                             6,000
Equipment and supplies                                                       500
Analyses and assays                                                       20,000
Permits, fees, filings, insurance, etc                                     4,000
Reports and maps                                                           2,000
Contingency                                                                5,500
                                                                         -------

Sub-Total                                                                $88,000
                                                                         =======



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                                                                        FIGURE 3

                                 ADIT ZONE PLAN

                              (Not included herein)






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                                                                              10

PHASE II

Bulldozer trenching and drill access roads - D8 with ripper             $ 12,000

Percussion drilling 1,000 m. @ $36/m., all inclusive                    $ 36,000

250 metres BQ wireline diamond core drilling @ $140/m.,
all inclusive                                                             35,000

Sub-Total                                                               $ 83,000
                                                                        --------

                                    TOTAL                               $171,000
                                                                        ========



                                                        Respectfully submitted

                                                         / c / "James W. McLeod"

                                                        James W. McLeod, P. Geo.




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                                                                              11

                                   CERTIFICATE

I, JAMES W. McLEOD, of the Municipality of Delta, Province of British Columbia, hereby certify as follows:

     1) I am a Consulting Geologist with an office at #203 - 1318 56th Street, Delta, B.C., V4L 2A4.

     2) I am a Professional Geoscientist registered in the Province of British Columbia and a Fellow of the Geological Association of Canada.

     3) I graduated with a degree of Bachelor of Science, Major Geology, from the University of British Columbia in 1969.

     4)   I have practiced my profession since 1969.

     5) I do not have any interest nor do I expect to receive any interest in Peppermill Capital Corporation or the Star mineral claims.

     6) The above report is based on personal field experience gained by working on the property during 1987.

     7)   DATED at Delta,  Province  of British  Columbia  this 16th day of June
          1998,

                                                          /c/ "James W. McLeod"

                                                          James W. McLeod
                                                          Consulting Geologist



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                                                                              12

                                                    REFERENCES

McLeod, J.W. (1988): Report on the Dry Claim Group, Private report for Rocket Energy Resources Ltd.

McMechan, R.D. (1983): Geology of the Princeton Basin, B.C., BCMEMPR, Paper 1983-3.

Montgomery, J.H. (1967): Petrology,  Structure and Origin of the Copper Mountain
Intrusions  near  Princeton,   British  Columbia,   unpublished  Ph.D.   thesis,
University of British Columbia.

Preto, V.A. (1972): Geology of Copper Mountain, B.C., Department of Mines and Petroleum Resources, Bulletin 59.

Preto, V.A. (1979): Geology of the Nicola Group between Merritt and Princeton, B.C., BCMEMPR, Bulletin 69.

Rice, H.M.A. (1947): Geology and Mineral Deposits of the Princeton Map Area, British Columbia, Department of Mines and Resources, Canada, Memoir 243, including Map 888A.

White, Glen E. (I 980): Geochemical Report on the Dry and Lake Claims, B.C. Assessment Report No. 8184.



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                                                                              13

                                   APPENDIX 1

                         Geochemical Analyses and Assays





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                                                                              14

                            GEOCHEMICAL ICP ANALYSIS

                           (Dated September 10, 1987)

                              (Not included herein)





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                                                                              15

                         GEOCHEMICAL / ASSAY CERTIFICATE

                            (Dated November 27, 1987)

                              (Not included herein)